Exhibit 99

Dillard's, Inc. – Correcting Diluted Earnings per Share to $2.17 from $2.12 for the 39 Weeks Ended October 29, 2011

Basic Earnings per Share Corrected to $2.21 from $2.16

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 16, 2011--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced the following correction to its results for the 39-week period ended October 29, 2011. On November 11, 2011 the Company reported earnings per share for the 13 and 39-week periods ended October 29, 2011. On the Condensed Consolidated Statements of Income for the 39 weeks ended October 29, 2011, basic and diluted weighted average shares outstanding were incorrectly reported as 55.9 million shares and 56.9 million shares, respectively. The correct numbers for basic and diluted weighted average shares outstanding for the 39-week period ended October 29, 2011 are 54.6 million and 55.6 million shares, respectively. Corrected basic earnings per share for the 39 weeks ended October 29, 2011 is $2.21 (from $2.16). Corrected diluted earnings per share for the 39 weeks ended October 29, 2011 is $2.17 (from $2.12). There are no adjustments to the information reported for the 13-week-period ended October 29, 2011. The corrected Condensed Consolidated Statements of Income for the 39 weeks ended October 29, 2011 follows.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	39-week Period Ended

	October 29, 2011		October 30, 2010

	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$4,293.6	-	$4,186.6	-
Total revenues	4,390.3	102.2%	4,276.5	102.1%
Cost of sales	2,741.3	63.8	2,702.2	64.5
Advertising, selling, administrative and general expenses	1,190.1	27.7	1,184.2	28.3
Depreciation and amortization	192.8	4.5	193.1	4.6
Rentals	34.8	0.8	36.6	0.9
Interest and debt expense, net	54.4	1.3	55.4	1.3
Gain on disposal of assets	3.8	0.1	3.3	0.1
Asset impairment and store closing charges	1.2	0.0	2.2	0.1
Income before income taxes and income on and equity in losses of joint ventures	179.5	4.2	106.1	2.5
Income taxes	62.9		33.1
Income on and equity in losses of joint ventures	4.2	0.1	(3.0)	0.0
Net income	$120.8	2.8%	$70.0	1.7%

Basic earnings per share	$2.21*		$1.02
Diluted earnings per share	$2.17*		$1.02
Basic weighted average shares	54.6*		68.6
Diluted weighted average shares	55.6*		68.6

*corrected from amounts previously reported

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965